UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: March 14, 2006

Honeywell International Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8974	22-2640650

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

101 Columbia Road, P.O. Box 4000, Morristown, New Jersey	07962-2497

(Address of Principal Executive Offices)	(Zip Code)

(973) 455-2000

Registrant’s telephone number, including area code

None

(Former name or former address, if changed since last report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

          Honeywell International Inc. (the “Company”) has offered $300 million principal amount of its Floating Rate Notes due 2009, $400 million principal amount of its 5.40% Notes due 2016 and $550 million principal amount of its 5.70% Notes due 2036 (collectively, the “Notes”) expected to be issued pursuant to an Indenture dated as of October 1, 1985 (the “Indenture”) as supplemented by the First Supplemental Indenture dated February 1, 1991, the Second Supplemental Indenture dated as of November 1, 1997 and the Third Supplemental Indenture dated as of March 14, 2006 (the “Third Supplemental Indenture”), between Honeywell International Inc. (formerly known as AlliedSignal Inc.) and JP Morgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as trustee. Pursuant to Sections 302 and 304(a) of the Indenture, an officer’s certificate of the Company was executed to establish and designate the Notes which have the terms and characteristics set forth therein (the “Officer’s Certificate”).

          The Notes were offered pursuant to a prospectus and a prospectus supplement each dated March 9, 2006 and are expected to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) among the Company, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and UBS Securities LLC for themselves and as representatives of the several underwriters.

          The Underwriting Agreement, which is filed as Exhibit 1.1 to this Report, the Third Supplemental Indenture, which is filed as Exhibit 4.1 to this Report and the Officer’s Certificate, which is filed as Exhibit 4.2 to this Report, are all incorporated by reference herein in response to this Item.

Item 9.01 Financial Statements and Exhibits

          (c) Exhibits. The following is a complete list of exhibits filed as part of this Report. Exhibit numbers correspond to the numbers in the exhibit table of Item 601 of Regulation S-K.

Exhibit No.	Description

1.1	Underwriting Agreement dated as of March 9, 2006 among the Company, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and UBS Securities LLC
4.1	Third Supplemental Indenture between the Company and The Chase Manhattan Bank, as trustee
4.2	Officer’s Certificate establishing and designating the Notes pursuant to the Indenture

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

HONEYWELL INTERNATIONAL INC.

By:	/s/ Thomas F. Larkins

Name:	Thomas F. Larkins
Title: Vice President, Corporate Secretary and Deputy General Counsel

Date: March 14, 2006